UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ACORN ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

☐	Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ACORN ENERGY, INC.

3903 Centerville Road

Wilmington, Delaware 19807

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Acorn Energy, Inc. (“Acorn Energy” or the “Company”) will be held at The Westin Wilmington, 818 Shipyard Drive, Wilmington, DE 19801, on September 23, 2014 at 1:00 p.m. Eastern Daylight Time, for the following purposes, all as more fully described in the attached Proxy Statement:

(1)	the election of six directors to hold office until the 2015 Annual Meeting and until their respective successors are elected and qualified;

(2)	the ratification of the selection by the Audit Committee of the Company’s Board of Directors of Friedman LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2014;

(3)	consider an advisory vote on the compensation of the Company’s named executive officers;

(4)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

You are cordially invited to attend the meeting in person. You are also invited to be our guest for a buffet lunch to be held before the Annual Meeting beginning at 12:00 noon Eastern Daylight Time at The Westin Wilmington.

You are requested to vote by Internet or by mail whether or not you expect to attend the meeting in person. This year we are once again furnishing our proxy materials to our stockholders who hold their shares through brokers over the Internet, as permitted by rules adopted by the Securities and Exchange Commission. These stockholders should have received a notice containing instructions on how to access these materials and how to vote their shares online. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by e-mail. If you previously requested that you receive annual meeting materials via e-mail, the e-mail contains voting instructions and links to the materials on the Internet. All stockholders may read, print and download our 2013 Annual Report and our Proxy Statement at https://materials.proxyvote.com/004848.

The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.

A copy of the Company’s Annual Report for the year ended December 31, 2013 is enclosed.

By Order of the Board of Directors,

Wilmington, Delaware	HEATHER K. MALLARD
August 14, 2014	Secretary

ACORN ENERGY, INC.

3903 Centerville Road

Wilmington, Delaware 19807

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 23, 2014

This proxy statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use in voting at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 1:00 p.m. Eastern Daylight Time on Tuesday, September 23, 2014, at The Westin Wilmington, 818 Shipyard Drive, Wilmington, DE 19801, and any adjournments thereof. Distribution to stockholders of this proxy statement and a proxy form is scheduled to begin on or about August 14, 2014 to each stockholder of record at the close of business on July 28, 2014 (the “Record Date”).

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares of common stock as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by Internet or by completing, signing, dating and returning the enclosed proxy in the envelope provided. Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying our corporate Secretary in writing of such revocation.

INFORMATION ABOUT THE 2014 ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Acorn Energy intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1)	the election of six directors to hold office until the 2015 Annual Meeting and until their respective successors are elected and qualified;

(2)	the ratification of the selection by the Audit Committee of the Company’s Board of Directors of Friedman LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2014;

(3)	consider an advisory vote on the compensation of the Company’s named executive officers;

(4)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

What is the Board’s recommendation?

The Board of Directors recommends that you vote your shares “FOR” each of the director nominees in Proposal 1 and "FOR" each of Proposals 2 and 3.

Will any other matters be presented for a vote at the Annual Meeting?

We do not expect that any other matters might be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against the proposal.

Who is entitled to vote?

All Acorn Energy stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share outstanding on the Record Date will be entitled to one vote. There were 22,189,877 shares outstanding on the Record Date.

How do I vote my shares?

•	If you are a stockholder of record, you may grant a proxy with respect to your shares by mail using the proxy included with the proxy materials. Stockholders who own their shares through banks, brokers or other nominees may grant their proxy by mail, by telephone or over the Internet in accordance with the instruction in the Notice of Internet Availability of Proxy Materials. Internet and telephone voting will be available through 11:59 p.m. Eastern Daylight Time on September 22, 2014.

•	If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Annual Meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.

•	All proxies submitted will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR all director nominees in Proposal 1 and FOR Proposals 2 and 3.

As permitted by the Securities and Exchange Commission, or SEC, Acorn Energy is sending a Notice of Internet Availability of Proxy Materials to stockholders who hold shares in “street name” through a bank, broker or other holder of record. All such stockholders will have the ability to access this Proxy Statement and the Company’s Annual Report at https://materials.proxyvote.com/004848. The notice also includes information as to how these stockholders may vote their shares.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	returning a later-dated proxy card;

•	attending the Annual Meeting and voting in person; or

•	sending your written notice of revocation to Heather K. Mallard, our Secretary.

Your changed proxy or revocation must be received before the polls close for voting.

2

What is a “quorum?”

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present in person or are represented by proxies. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum is present, even if the broker is not entitled to vote the shares on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

What vote is necessary to pass the items of business at the Annual Meeting?

Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting. With respect to Proposal 1, the six nominees for director receiving a plurality of the votes cast by holders of common stock, at the Annual Meeting in person or by proxy, shall be elected to our Board. Approval of Proposals 2 and 3 requires the votes cast in favor of each such proposal to exceed the votes cast against such proposal. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any of these proposals.

Who pays the costs of this proxy solicitation?

This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

What is the deadline for submission of stockholder proposals for the 2015 Annual Meeting?

Proposals that our stockholders may wish to include in our proxy statement and form of proxy for presentation at our 2015 Annual Meeting of Stockholders must be received by or delivered to us at Acorn Energy, Inc. 3903 Centerville Road, Wilmington, Delaware 19807, Attention: Heather K. Mallard, Secretary, no later than the close of business on April 16, 2015.

Any stockholder proposal must be in accordance with the rules and regulations of the SEC. In addition, with respect to proposals submitted by a stockholder other than for inclusion in our 2015 proxy statement, our By-Laws have established advance notice procedures that stockholders must follow. Pursuant to the By-laws of the Company, stockholders who wish to nominate any person for election to the Board of Directors or bring any other business before the 2015 Annual Meeting must generally give notice thereof to the Company at its principal executive offices not less than 60 days nor more than 90 days before the date of the meeting. All nominations for director or other business sought to be transacted that are not timely delivered to the Company, or that fail to comply with the requirements set forth in the Company’s By-Laws, will be excluded from the Annual Meeting, as provided in the By-Laws. A copy of the By-Laws of the Company is available upon request from the Secretary of the Company, 3903 Centerville Road, Wilmington, Delaware 19807.

3

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the date of the Annual Meeting, provided that the final results are available at such time. In the event the final results are not available within such time period, the preliminary voting results will be published in our current report on Form 8-K to be filed within such time period, and the final results will be published in an amended current report on Form 8-K/A to be filed within four business days after the final results are available. Any stockholder may also obtain the results from the Secretary of the Company, 3903 Centerville Road, Wilmington, Delaware 19807.

INFORMATION ABOUT COMMUNICATING WITH OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board provides a process for stockholders to send communications to the Board. You may communicate with the Board, individually or as a group, as follows:

BY MAIL	BY PHONE
The Board of Directors	1-302-656-1707
Acorn Energy, Inc.
Attn: Heather K. Mallard, Secretary	BY EMAIL
3903 Centerville Road,	c/o Christopher E. Clouser
Wilmington, Delaware 19807	cclouser@acornenergy.com

You should identify your communication as being from an Acorn Energy stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by an Acorn Energy stockholder before transmitting your communication to the Board.

4

OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table and the notes thereto set forth information, as of July 28, 2014 (except as otherwise set forth herein), concerning beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of common stock by (i) each director of the Company, (ii) each executive officer of the Company named below in the Summary Compensation Table and certain other executive officers, (iii) all executive officers and directors as a group, and (iv) each holder of 5% or more of the Company’s outstanding shares of common stock.

Name and Address of Beneficial Owner (1) (2)	Number of Shares of common stock Beneficially Owned (2)		Percentage of common stock Outstanding (2)
John A. Moore	1,217,896	(3)	5.4%
Mannie L. Jackson	231,876	(4)	1.0%
Samuel M. Zentman	140,142	(5)	*
Christopher E. Clouser	131,180	(6)	*
Robert E. McKee III	44,896	(7)	*
Andy H. Sassine	593,748	(8)	2.7%
Michael Barth	105,508	(9)	*
Heather K. Mallard	41,000	(10)	*
Benny Sela	10,000	(11)	*
Joe Musanti	84,200	(12)	*
Mark A. Bashforth	0	(13)	*
All executive officers and directors of the Company as a group (11 people)	2,600,446	(14)	11. 7%

* Less than 1%

(1)	Unless otherwise indicated, the address for each of the beneficial owners listed in the table is in care of the Company, 3903 Centerville Road, Wilmington, Delaware 19807.

(2)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. Percentage information is based on the 22,189,877 shares outstanding as of July 28, 2014 (exclusive of 801,920 treasury shares outstanding).

(3)	Consists of 925,118 shares (2,800 of which are held in an IRA account) and 292,778 shares underlying currently exercisable options.

(4)	Consists of 178,100 shares (all of which are held in a trust) and 53,776 shares underlying currently exercisable options.

(5)	Consists of 61,445 shares and 78,697 shares underlying currently exercisable options.

(6)	Consists of 42,500 shares (26,862 of which are held in a trust) and 88,680 shares underlying currently exercisable options.

5

(7)	Consists solely of currently exercisable options.

(8)	Consists of 575,662 shares and 18,086 shares underlying currently exercisable options.

(9)	Consists of 48,842 shares and 56,666 shares underlying currently exercisable options. Mr. Barth also owns 56,900 shares of DSIT representing approximately 2.6% of DSIT’s shares on a fully diluted as converted basis.

(10)	Consists of 1,000 shares and 40,000 shares underlying currently exercisable options.

(11)	Consists of 10,000 shares underlying currently exercisable options. Mr. Sela also owns 92,500 shares of DSIT representing approximately 4.2% of DSIT’s shares on a fully diluted as converted basis as well as 66,936 currently exercisable options in DSIT representing approximately 3.0% of DSIT’s shares on a fully diluted as converted basis.

(12)	Consists of 9,200 shares and 75,000 shares underlying currently exercisable options. Mr. Musanti also owns 21,875 currently exercisable options in USSI representing approximately 0.1% of USSI's shares on a fully diluted as converted basis.

(13)	Mr. Bashforth joined USSI on July 29, 2014 as its President & CEO.

(14)	Consists of 1,847,867 shares and 758,579 shares underlying currently exercisable options.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company is currently comprised of seven seats, including one vacancy. The Board of Directors has nominated Christopher E. Clouser, John A. Moore, Mannie L. Jackson, Samuel M. Zentman, Robert E. McKee, III, and Andrew H. Sassine, all current Directors, for election as directors at the Annual Meeting to serve until the 2015 Annual Meeting and until their successors have been duly elected and qualified. The nominees were recommended for nomination by the Nominating Committee of the Company’s Board of Directors, the members of which are independent directors as required by Nasdaq. All nominees have consented to be named as such and to serve if elected. The Nominating Committee did not nominate a candidate to fill the presently vacant seventh seat.

With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders cannot vote for more than the six nominees. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of all six of the Board’s nominees. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting (which event is not anticipated), proxies will be voted in the discretion of the persons acting pursuant to the proxy for any nominee who shall be designated by the current Board of Directors as a substitute nominee.

Persons nominated in accordance with the notice requirements of the Company’s By-laws are eligible for election as directors of the Company. All nominations for director that are not timely delivered to the Company or that fail to comply with the requirements set forth in the Company’s By-laws will be excluded from the Annual Meeting, as provided in the By-laws. A copy of the Company’s By-laws can be obtained from the Secretary of the Company, 3903 Centerville Road, Wilmington, Delaware 19807. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the six nominees receiving the greatest number of votes will be elected as directors).

6

Nominees for Election

Christopher E. Clouser was elected to the Board in November 2011 and became Chairman in November 2012. He also chairs our Compensation Committee, is a member of our Audit and Nominating Committees and serves on each of our subsidiary boards of directors or managers. Mr. Clouser has held senior level positions including: President of Burger King Brands; President and CEO of Preview Travel/Travelocity; CEO of the Minnesota Twins Major League Baseball Club; Senior Vice President & Chief Communications Officer of Northwest Airlines; Corporate Vice President of Public Affairs and Communications of Hallmark Cards; and Senior Vice President and Chief Administrative Officer of Sprint. In addition, he has served on the corporate Boards of Directors of Piper Jaffray Inc., Gibson Guitar/Baldwin Corp., Mall of America, Pepsi Americas, Marquette Bancshares, Delta Beverage and Mesaba Aviation. He presently serves as Chairman of the International Tennis Hall of Fame and Museum in Newport, Rhode Island and as a member of the Advisory Board of privately held Northstar. Prior to his current positions, he was President of the Association of Tennis Professions (ATP), where he also served as Chairman of ATP Properties and Chair of the ATP Foundation.

Key Attributes, Experience and Skills. Mr. Clouser brings to Acorn a wealth of operational and managerial experience culled from decades of service in key roles at major corporations. He has particular skills in marketing and business development, which will enable the Board to better position our companies for customer growth.

John A. Moore has been a director and President and Chief Executive Officer of our Company since March 2006. Mr. Moore was elected Chairman of the Board on March 25, 2009 and served in that role until November 13, 2012. Mr. Moore also served as a director of Comverge from March 2006 through January 2008.  Mr. Moore was the President and founder of Edson Moore Healthcare Ventures, which he founded to acquire $150 million of drug delivery assets from Elan Pharmaceuticals in 2002.  Mr. Moore was Chairman and EVP of ImaRx Therapeutics, a drug and medical therapy development company, from February 2004 to February 2006 and Chairman of Elite Pharmaceuticals from February 2003 to October 2004. He was CEO of Optimer, Inc. (a research based polymer development company) from inception in 1994 until 2002 and Chairman from inception until its sale in February 2008 of Sterling Capital. He previously served as a member of the Board of Directors of Voltaix, Inc. prior to its sale to Air Liquid. Mr. Moore is currently a member of the Board of Caesar Rodney Institute, a nonprofit public policy organization in Delaware, and USEED LLC, an organization providing fundraising solutions for entrepreneurial projects originating at colleges and universities. He also serves as a director on the Board of Directors or Managers for each of our subsidiaries.

Key Attributes, Experience and Skills. Mr. Moore brings his strategic vision for our Company to the Board together with his leadership and business, deal making and investor relations skills. Mr. Moore has an immense knowledge of our Company and the energy technology industry which is beneficial to the Board. Mr. Moore’s service as a Director and CEO of the Company bridges a critical gap between the Company’s management and the Board, enabling the Board to benefit from management’s perspective on the Company’s business while the Board performs its oversight function.

 Mannie L. Jackson was elected to the Board in September 2012 and serves as a member of our Compensation Committee. Mr. Jackson played professional basketball for a brief time before starting his business career at General Motors, Inc.  He later served as President and General Manager of Honeywell’s Telecommunications Business and then as Corporate Executive VP of worldwide Sales and Marketing before retiring as a Corporate Officer and Senior Vice President in 1993.  Mr. Jackson helped found and chaired the Executive Leadership Council which represents the most senior African American corporate executives in Fortune 500 companies and previously served on the Board of Directors of several Fortune 500 companies, including Ashland Inc., Reebok International, Stanley Works, Jostens and True North.   Mr. Jackson is currently Chairman of privately held Boxcar Holdings, LLC, and a former owner and Chairman of the Board of the Harlem Globetrotters.  He is also former Chairman of the Board of Trustees of the Naismith Basketball Hall of Fame and is a member of the University of Illinois Foundation Board of Directors.

7

Key Attributes, Experience and Skills. Mr. Jackson brings to the Board deep operational, strategic planning and senior managerial experience; as well as access to a network of domestic and international business relationships.

Robert E. McKee III was elected to the Board in May 2013 and is Chairman of our Nominating committee. Mr. McKee had a 37-year career at ConocoPhillips and Conoco, Inc., including over ten years as Executive Vice President, Exploration and Production (1992-2003).  He was the senior oil advisor to the Coalition Provisional Authority and the Iraqi Oil Ministry in Iraq to manage the rebuilding of its oil industry from September 2003 to March 2004. He is also a Director of QEP Resources, an unconventional oil driller with a $6 billion market capitalization, Post Oak Bank and a board member of the Colorado School of Mines Foundation.

Key Attributes, Experience and Skills. Rob McKee is a widely recognized and experienced energy industry expert both domestically and internationally. He brings a tremendous background and a broad understanding of energy technologies and customer needs to our Board.

Andrew H. Sassine was elected to the Board in September 2013 and is a member of our Audit Committee.  Mr. Sassine worked as a portfolio manager for Fidelity Investments from 1999 to 2012 holding numerous roles during his tenure. Prior to joining Fidelity, Mr. Sassine was a Vice President in the Acquisition Finance Group at Fleet National Bank and prior to joining Fleet, he managed a portfolio of highly leveraged middle market companies at Continental Bank and Heller Financial in Chicago. Mr. Sassine anticipates rejoining next month the Henry B. Tippie College of Business, University of Iowa, Board of Advisors (on which he previously served) and also serves on the Clarke Schools for Hearing and Speech, Board of Trustees.  He is a member of the Board of Directors of CNS Response, Inc. (CNSO), a clinical decision support company providing reference data and analytical tools for clinicians and researchers in psychiatry, and is a member of both its Audit and Governance and Nominations Committee.  He was recently elected for a term commencing April 1, 2014 to the Board of Directors of FluoroPharma Medical, Inc. (FPMI), a company specializing in the development of novel diagnostic imaging products that utilize positron emission tomography (PET) technology for the detection and assessment of disease before clinical manifestation.  In addition, he is a member of the Board of Directors of two privately-held San Diego based companies, Freedom Meditech, Inc. and MD Revolution Inc.  Mr. Sassine earned a Bachelor of Arts degree at the University of Iowa in 1987 and an MBA from the Wharton School at the University of Pennsylvania in 1993.

Key Attributes, Experience and Skills.  Mr. Sassine brings to the Board his extensive investment management experience and understanding of the capital markets.

Samuel M. Zentman has been one of our directors since November 2004 and currently serves as Chairman of our Audit Committee.  From 1980 until 2006, Dr. Zentman was the president and chief executive officer of a privately-held textile firm, where he also served as vice president of finance and administration from 1978 to 1980.  From 1973 to 1978, Dr. Zentman served in various capacities at American Motors Corporation. He holds a Ph.D. in Complex Analysis. Dr. Zentman presently serves on the board Hinson & Hale Medical Technologies, Inc., as well as several national charitable organizations devoted to advancing the quality of education.

8

Key Attributes, Experience and Skills. Dr. Zentman’s long-time experience as a businessman together with his experience with computer systems and software enables him to bring valuable insights to the Board. Dr. Zentman has a broad, fundamental understanding of the business drivers affecting our Company and also brings leadership and oversight experience to the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES FOR ELECTION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

9

Certain Information Regarding Directors and Officers

In addition to the information set forth above about the Company’s directors, set forth below is certain information concerning the directors and certain officers of the Company:

Name	Age	Position
Christopher E. Clouser	62	Director, Chairman of the Board, Chairman of our Compensation Committee and member of our Audit and Nominating Committees
John A. Moore	49	Director, President and Chief Executive Officer
Mannie L. Jackson	75	Director and member of our Compensation Committee
Robert E. McKee III	68	Director and Chairman of our Nominating Committee
Andy H. Sassine	50	Director and member of our Audit Committee
Samuel M. Zentman	69	Director and Chairman of our Audit Committee
Mark A. Bashforth	51	Chief Executive Officer and President of USSI
Joseph Musanti	56	Chief Operating Officer of the Company, Chief Executive Officer of OmniMetrix and GridSense, Vice-Chairman and Chief Financial Officer of USSI
Benny Sela	66	Chief Executive Officer and President of DSIT
Michael Barth	53	Chief Financial Officer of the Company and DSIT
Heather K. Mallard	50	Vice President, General Counsel & Secretary

Mark A. Bashforth serves as CEO and President of USSI, positions to which he was elected in July 2014. Previously, Mr. Bashforth served as the General Manager of CGG Company’s GeoSoftware Group (formerly Fugro Jason, acquired by CGG Veritas in March 2013), a leading reservoir characterization software and services provider to the oil and gas industry. In such position, he lead a team of over 220 geoscience, sales and marketing professionals, including nine direct reports on a global basis in 17 countries and 2014 P&L responsibility of $65MM. Prior to joining GeoSoftware, he operated a privately held building maintenance franchise from 2009 to 2012. He was also previously the Managing Director and later President for the Americas for Roxar Inc., a leading solution provider for reservoir management prior to its sale to Emerson.

Joe Musanti was elected Chief Operating Officer of the Company in January 2014, serves as CEO of GridSense and OmniMetrix and is the Chief Financial Officer of USSI under an arrangement between USSI and GridSense.  He previously served as GridSense’s President, Chief Operating Officer and Chief Financial Officer and as President of OmniMetrix.  He is a Director or Manager on the Boards of OmniMetrix, GridSense and USSI, and is Vice Chairman of the USSI board. Prior to these management roles, he served on the Company’s Board from September 2007 until December 2012.  Mr. Musanti had also been the General Manager/CFO of Main Tape, a leading manufacturer of surface protection film and paper products, based in Cranbury, New Jersey. Prior to the acquisition of Film Tech Inc. and their merger into Main Tape in 2010 Mr. Musanti served as President of Main Tape Inc.  From 2003 to 2006, prior to becoming its President, Mr. Musanti served as Vice President of Finance of Main Tape.  Prior to that, Mr. Musanti was Vice President of Finance of Rheometric Scientific, Inc., a manufacturer of thermal analytical instrumentation products where he held significant domestic and foreign, operational, managerial, financial and accounting positions.

10

Benny Sela serves as the CEO and President of DSIT, a position he has held since July 2007.  Previously, he held the position of Executive Vice President and head of the company’s Real Time Division since 1996.  Mr. Sela joined DSIT in February 1989.  Prior to that, Mr. Sela served in the Israeli Air Force reaching the position of Lt. Colonel (Ret.).  During his service in the Israeli Air Force, Mr. Sela was head of the Electronic Warfare branch, working on both the F-16 and Lavi projects.  He holds a B.Sc. in Electrical Engineering, a Master’s Degree in Operations Research, and an MBA.

Michael Barth has been our Chief Financial Officer and the Chief Financial Officer of DSIT since December 2005.  For the six years prior, he served as Deputy Chief Financial Officer and Controller of DSIT.  Mr. Barth is a Certified Public Accountant in both the U.S. and Israel and has over twenty-five years of experience in public and private accounting. He serves on the Boards of GridSense, OmniMetrix and USSI.

Heather K. Mallard joined Acorn as Vice President, General Counsel and Secretary in February 2012.  For the twenty-three years prior, Ms. Mallard practiced with the law firm Womble Carlyle Sandridge & Rice, LLP. She is an experienced corporate and business lawyer, with a practice that has spanned a variety of industries.

Biographical information about the Company’s directors is set forth above under “Nominees for Election.”

CORPORATE GOVERNANCE MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  These persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Further, we have implemented measures to assure timely filing of Section 16(a) reports by our executive officers and directors. Based solely on our review of such forms or written representations from certain reporting persons, we believe that during 2013 our executive officers and directors complied with the filing requirements of Section 16(a).

Board Composition and Director Independence

Our Board of Directors is composed of one class, with seven Board seats, one of which is vacant, and six directors serving until their reelection or replacement at the 2014 Annual Meeting of Stockholders. John A. Moore serves as both Chief Executive Officer and as a Member of our Board of Directors. Christopher E. Clouser serves as the Non-Executive Chairman of our Board. Applying the definition of independence provided under the NASDAQ rules, the Board has determined that with the exception of John A. Moore, all of the members of the Board of Directors are independent.

Board Leadership Structure and Role in Risk Oversight

Christopher E. Clouser currently serves as the Non-Executive Chairman of our Board of Directors. The appointment of Mr. Clouser to this position demonstrates the Board’s commitment to sound corporate governance by adopting the developing best practice among public companies toward retaining non-executive, independent Board leadership.  The Board believes that having an independent director in the senior most Board leadership position best ensures that the Board’s agenda will reflect the concerns of our stockholders.  Furthermore, the Board believes that Mr. Clouser’s extensive business experience and network will enable him to help position the Company for growth.

11

The Board believes Mr. Moore’s service as Chief Executive Officer and as a Member of our Board is appropriate because it bridges a critical gap between the Company’s management and the Board, enabling the Board to benefit from management’s perspective on the Company’s business while the Board performs its oversight function. Further, the Board believes Mr. Moore’s significant ownership of Acorn Energy stock aligns his interests with those of Acorn Energy’s stockholders.

Management is responsible for Acorn Energy’s day-to-day risk management, and the Board’s role is to engage in informed oversight. The entire Board performs the risk oversight role. Acorn Energy’s Chief Executive Officer is a member of the Board of Directors, and Acorn Energy’s Chief Operating Officer, Chief Financial Officer and its General Counsel regularly attend Board meetings, which helps facilitate discussions regarding risk between the Board and Acorn Energy’s senior management, as well as the exchange of risk-related information or concerns between the Board and the senior management. Further, the independent directors periodically meet in executive session following regularly scheduled Board meetings to voice their observations or concerns and to shape the agendas for future Board meetings.

The Board of Directors believes that, with these practices, each director has an equal stake in the Board’s actions and oversight role and equal accountability to Acorn Energy and its stockholders.

Meetings and Meeting Attendance

During the fiscal year ended December 31, 2013, there were sixteen meetings of the Board of Directors. Our independent directors periodically meet in executive session as part of each regularly scheduled Board meeting. All incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the annual meeting of stockholders. Only one director was unable to attend the annual meeting in 2013 as the date fell on a religious holiday.

Committees of the Board

Our Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee, all of which have been established and are administered in accordance with applicable SEC and NASDAQ rules.

Audit Committee; Audit Committee Financial Expert. The Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements by our independent auditors. The three members of the Audit Committee are Samuel M. Zentman, Christopher E. Clouser and Andy H. Sassine. Dr. Zentman serves as Chairman of the Audit Committee. Prior to October 2013, the Audit Committee members were Sam Zentman, Mannie L. Jackson and Richard J. Giacco. The Board of Directors has determined that each member of the Audit Committee meets the independence criteria prescribed by NASDAQ governing the qualifications of audit committee members and each Audit Committee member meets NASDAQ’s financial knowledge requirements.  Our Board has determined that Sam Zentman qualifies as an “audit committee financial expert,” as defined in the rules and regulations of the SEC. During 2013, the Audit Committee met six (6) times. The charter of the Audit Committee is available on our website www.acornenergy.com under the "Investor Relations" tab.

Audit Committee Report. The Audit Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by the statement of Auditing Standard No. 16, as amended; and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

12

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission on March 17, 2014.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ACORN ENERGY, INC.

Samuel M. Zentman
Christopher E. Clouser
Andy H. Sassine

Nominating Committee and Procedures. The Nominating Committee has overall responsibility for identifying, evaluating, recruiting and selecting qualified candidates for election, re-election or appointment to the Board. The Members of the Nominating Committee are Robert E. McKee and Christopher Clouser as of October 2013. Mr. Clouser served as Chairman of the Nominating Committee until October 2013, when Mr. McKee became Chairman of the Committee. Dr. Zentman served on the Nominating Committee until Mr. McKee’s election thereto. The Board of Directors has determined that each member of the Nominating Committee meets the independence criteria prescribed by NASDAQ governing the qualifications of nominating committee members. The charter of the Nominating Committee is available on our website http://www.acornenergy.com under the "Investor Relations" tab.

The Nominating Committee identifies potential director candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders, or any other source that the Board has deemed appropriate. During 2013, the Nominating Committee met twice. In considering candidates for the Board of Directors, the Nominating Committee evaluates the entirety of each candidate’s credentials, such as (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints and backgrounds; (v) willingness and ability to commit sufficient time to Board responsibilities; and (vi) qualification to serve on specialized board committees.

Our stockholders may recommend potential director candidates by contacting the Secretary of the Company to receive a copy of the procedure to recommend a potential director candidate for consideration by the Nominating Committee, who will evaluate recommendations from stockholders in the same manner that they evaluate recommendations from other sources.

13

Compensation Committee and Matters. Our executive compensation is administered by the Compensation Committee of the Board of Directors.  The members of the Compensation Committee are Christopher E. Clouser (Chairman) and Mannie L. Jackson, both of whom are independent in accordance with NASDAQ's requirement for independent director oversight of executive officer compensation.  Mr. Clouser was elected to the compensation committee in December 2012 and became Chairman in October 2013 following the retirement of Richard J. Giacco from the Board on September 20, 2013. Mr. Jackson was elected in October 2013 to fill the vacancy created by Mr. Giacco’s retirement. In fulfilling its role, the Compensation Committee (1) reviews periodically and approves the Company's general philosophy concerning executive compensation and the components of the Company's executive compensation program to align them with the Company's compensation philosophy; (2) reviews and approves goals and objectives that it considers relevant to the compensation of the Company's chief executive officer, evaluates his performance and sets the terms of his compensation; and (3) establishes the compensation of each of the Company's other executive officers, as well approves employment agreements, severance agreements and change in control agreements for the Company's chief executive officer and other executive officers.  In addition, the Compensation Committee periodically evaluates the Company's long-term and short-term incentive plans and employee benefit plans, together with the Company's methodology for awarding equity-based and other incentive compensation to all non-executive employees (including new hires) and other service providers and the levels of such compensation. The Compensation Committee met three times in 2013. The charter of the Compensation Committee is available on our website http://www.acornenergy.com under the "Investor Relations" tab.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our directors, officers and employees. This Code of Ethics is designed to comply with the Nasdaq marketplace rules related to codes of conduct. A copy of this Code of Ethics may be obtained on our website at http://www.acornenergy.com under the “Investor Relations” tab. We intend to post on our website any amendments to, or waiver from, our Code of Business Conduct and Ethics.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for the year ended December 31, 2013 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Compensation determinations. Our executive compensation is administered by the Compensation Committee of the Board of Directors (the “Committee”). The members of the Committee in 2013 were Christopher E. Clouser (Chairman since October 3, 2013), Richard J. Giacco (through September 20, 2013) and Mannie L. Jackson (since October 3, 2013), all of whom were independent in accordance with NASDAQ's requirement for independent Director oversight of executive officer compensation. In fulfilling its role, the Committee (1) reviews periodically and approves the Company's general philosophy concerning executive compensation and the components of the Company's executive compensation program to align them with the Company's compensation philosophy; (2) reviews and approves goals and objectives that it considers relevant to the compensation of the Company's chief executive officer, evaluates his performance and sets the terms of his compensation; and (3) establishes the compensation of each of the Company's other executive officers, as well approves employment agreements, severance agreements and change in control agreements for the Company's chief executive officer and other executive officers. In addition, the Committee administers and periodically evaluates the Company's long-term and short-term incentive plans and employee benefit plans, together with the Company's methodology for awarding equity-based and other incentive compensation to all non-executive employees (including new hires) and other service providers and the levels of such compensation.

14

Compensation objectives and philosophy. Our executive compensation programs are designed to motivate and reward sustainable long-term performance, and a key component of our executive compensation is long-term incentives. This ensures that executive compensation aligns appropriately with long-term stockholder interests and the Company's performance. We periodically evaluate our executive compensation programs and make changes when necessary to ensure alignment with stockholder interests. The Board believes that the objectives of our executive compensation program are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives.

Compensation program. The elements of our compensation program include base salary and performance-based cash bonuses, as well as long-term compensation in the form of stock options. The Board believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation and pays for performance. The Board also believes that the Company's executive compensation program effectively aligns the interests of our executive officers with those of our stockholders by tying a significant portion of their compensation to the Company's performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company's long-term success. The costs of our compensation programs are a significant determinant of our competitiveness. Accordingly, we are focused on ensuring that the balance of the various components of our compensation program is optimized to motivate employees to achieve our corporate objectives on a cost-effective basis.

In March 2012, the Compensation Committee engaged an independent compensation consultant (“Consultant”) to assist it in reviewing our current executive compensation practices and recommend an overall compensation strategy for the executive officers of the Company, including assistance in reviewing the compensation to be included in a new employment agreement for Mr. Moore for 2013.

Executive compensation for 2013. Changes in each named executive officer's base compensation for 2013, together with the methodology for determining their respective bonuses, if any, are described below. The Boards of Directors of our subsidiary companies (DSIT, GridSense, OmniMetrix and USSI) determine the compensation of their own executive officers and other employees; provided that we made a separate bonus award to Mr. Barth in 2012 as described below.

John A. Moore. Effective January 1, 2013, Mr. Moore and the Company entered into a new five-year Employment Agreement (the “2013 Agreement”). The Compensation Committee contracted in late 2011 with a compensation consultant previously utilized by the Board to assist in developing compensation under the extension of Mr. Moore's previous employment agreement, but ultimately decided as a part of a more comprehensive review of executive and Board compensation to interview and ultimately hire a different party.  The original consultant's report was reviewed but not relied upon in developing Mr. Moore's compensation under the 2013 Agreement.  As of March 1, 2012, the term of Mr. Moore's existing employment agreement had been amended to continue on a month-to-month basis in anticipation of negotiating and finalizing a new employment agreement. Mr. Moore offered a proposal for the terms of a new employment agreement and the end result was the product of arms' length negotiations between Mr. Moore and the Compensation Committee. The Compensation Committee retained outside legal counsel in connection with the negotiations with Mr. Moore, in addition to conferring with our General Counsel concerning the agreement. Because Mr. Musanti had been retained by the Company for services to be performed in 2013 (initially as CFO and COO of GridSense and CFO of USSI) shortly before the date at which the 2013 Agreement was scheduled for approval by the Compensation Committee, Mr. Musanti recused himself from final deliberations regarding the 2013 Agreement. Since his recusal left the Committee with a single member, the 2013 Agreement was also considered and ratified by the Corporation's independent directors. The Consultant and our Compensation Committee used peer group benchmarking to assist in setting Mr. Moore's compensation. In so doing, they focused exclusively on market capitalization as the most representative statistic in developing the peer group comparison within the Energy Services Company sector for benchmarking Mr. Moore's position. The Consultant relied on a regression analysis technique which adjusted the sample so that it was able to provide the Committee with more direct and relevant comparisons of data. Benchmarked items include salary, total cash compensation and total direct compensation. The data was used to ensure that Mr. Moore is paid at approximately the 50th percentile of benchmarked companies. Benchmarked companies included the following:

15

•	USEC Inc. (USU)
•	EnerNOC, Inc. (ENOC)
•	Echelon Corporation (ELON)
•	Warren Resources, Inc. (WRES)
•	Panhandle Oil and Gas Inc. (PHX)
•	Callon Petroleum Company (CPE)
•	Dawson Geophysical Company (DWSN)
•	Safeguard Scientifics, Inc. (SFE)
•	Endeavour International Corporation (END)
•	Goodrich Petroleum Corporation (GDP)
•	Oyo Geospace (GEOS)
•	Bill Barrett Corp. (BBG)
•	Itron Inc. (ITRI)
•	Ultra Petroleum Corp. (UPL)
•	Harris & Harris Group (TINY)
•	Hercules Technology Growth Capital (HTGC)
•	Energy Partners Ltd. (EPL)

The 2013 Agreement provides that Mr. Moore shall receive an annual cash bonus with respect to each year of up to one hundred percent (100%) of his aggregate base salary in such year, based upon the attainment of agreed upon personal and Company performance goals and milestones for the preceding fiscal year, as mutually determined by the Board (or any committee of the Board delegated authority over employee compensation matters) and Mr. Moore. The actual amount of any bonus payable by the Company to Mr. Moore is determined on a sliding scale based upon his attainment of such targets for the applicable fiscal year, such that the amount of any bonus payable by the Company will be directly proportional to the percentage of such target attained by Mr. Moore during the applicable year as reasonably determined by the Board in its good faith judgment. Mr. Moore did not receive a bonus for 2013 and agreed to reduce his salary to $318,750 per annum effective October 16, 2013.

Michael Barth. Mr. Barth's base compensation for 2013 increased by approximately $8,000 due to currency exchange rates and contractual cost of living adjustments. For 2014, Mr. Barth agreed to a $10,000 reduction in the portion of his salary payable by Acorn and a voluntary reduction of NIS 12,000 ($3,457 at December 31, 2013 exchange rates) in the amount payable by DSIT effective January 1, 2014 and did not receive a bonus from either company for 2013. On June 1, 2014, Mr. Barth’s employment agreement was amended to restore the above mentioned reduction with the effect of increasing his annual salary, as in effect on May 31, 2014, by $10,000.

Benny Sela. Mr. Sela's base compensation for 2013 increased by approximately $30,000 due to currency exchange rates and contractual cost of living adjustments. He also received a cash bonus of $78,838 for 2013 in accordance with the terms of his contract whereby he is entitled to a bonus payment equal to 1.75% of DSIT's gross profit. In July 2013, DSIT and Mr. Sela agreed that future bonus payments would be conditioned upon DSIT achieving certain further EBITDA growth targets. Effective January 1, 2014, Mr. Sela agreed to take a voluntary reduction of NIS 85,484 ($24,628 at December 31, 2013 exchange rates).

16

Joseph E. Musanti. Effective January 1, 2013, Mr. Musanti and GridSense entered into an Employment Agreement pursuant to which Mr. Musanti initially served as GridSense’s CFO and COO and effective May 10, 2013, became its CEO and President. He retained the CEO role upon the election of GridSense’s new President in March 2014. Pursuant to a letter agreement between GridSense and USSI, Mr. Musanti also serves as USSI’s CFO and USSI reimburses GridSense for an agreed upon portion of Mr. Musanti’s employee costs. A similar informal arrangement is in place between GridSense and OmniMetrix pursuant to which Mr. Musanti serves as OmniMetrix’s CEO (and from July 2013 through March 2014, as its President). Mr. Musanti was also named the COO of the Company effective January 7, 2014 and received a $25,000 annual raise in his base compensation in connection with such election, which amount (together with associated employee costs) is funded entirely by Acorn. Mr. Musanti’s employment is on an “at-will” basis and the Employment Agreement has no fixed term. It provides that GridSense’s Board of Directors will set Mr. Musanti’s base salary (which was $250,000 for 2013, increased to $275,000 for 2014) and contains an opportunity for him to earn an annual bonus which would be payable in arrears based on a targeted increase in gross profits for the combined (i.e., US and Australian affiliate) GridSense business over prior year (or a base year) results (which formula is subject to change by the Board in the future). He is also eligible under a letter agreement with USSI to a bonus based on the percentage, if any, by which USSI exceeds its projected gross revenues and operating income targets as set in its annual budget. He did not receive a bonus from GridSense or USSI for 2013.

Richard Rimer. Mr. Rimer served as the Vice Chairman of our Board of Directors until July 31, 2013 and from August 1 until December 31, 2013, he served as our Executive Vice President. He also served as a member of our Board of Directors and as Chairman of the Boards of our GridSense and OmniMetrix subsidiaries until November 11, 2013. Mr. Rimer and the Company were parties to a Consulting Agreement dated December 12, 2011 that was extended through July 31, 2013 and initially provided for annualized compensation of $250,000 (or $20,833 per month). Effective August 1, 2013, Mr. Rimer and the Company entered into a new Consulting Agreement that acknowledged that his 2013 compensation under the prior and such new agreement would be $30,720 per month. The term of the new Consulting Agreement was scheduled to end on March 31, 2014, but by an amendment effective November 11, 2013, Mr. Rimer and the Company agreed to end the consultancy as of December 31, 2013. The amendment provided for an early termination payment of $73,728, which we made to Mr. Rimer on December 31, 2013 (which amount represents a 20% reduction in the amounts he would have received under the Consulting Agreement for the remaining term prior to the amendment). Mr. Rimer also agreed to reduce his compensation for the remaining term by 20% to $24,576 per month effective November 1, 2013.

Executive Bonus Program for 2014.

In May 2014, the Compensation Committee approved a bonus program for 2014 (the “2014 Bonus Program”) for the purposes of providing Company management with guidelines for meeting the Compensation Committee’s criteria for bonus eligibility with respect to calendar year 2014. The plan was designed in such a fashion as to neither guarantee an award, nor make such achievement impossible. As a preliminary process matter, the Compensation Committee asked Mr. Moore, our President and CEO, to propose a bonus structure for the management team, including underlying objectives. The Compensation Committee then met without management in attendance, discussed and considered management’s recommendations and adjusted the weighting given to each of the three criterion listed below, and adopted the 2014 Bonus Program.

17

The determination of whether bonuses will be payable in each case remains in the discretion of the Compensation Committee, to be exercised consistent with its goal to administer a compensation program that drives satisfaction of corporate objectives as described above. Recognizing the relative immaturity of the Company’s subsidiaries, the Compensation Committee acknowledged that financial performance should not be the only, but rather one of many, measures by which management’s performance should be assessed given the mid to long-term nature of the Company’s investment horizons. The Compensation Committee thus established the following performance objectives and base-line weightings for CY 14:

40% overall corporate performance

30% portfolio company performance

30% personal objectives and general performance

The weight given to each performance criterion may be adjusted in the case of any individual member of management based on duties assigned to or performed by such person during CY 14 in order to better reflect the Compensation Committee’s consideration of the role played by such person in achieving (i) specific Company goals and (ii) fulfillment of agreed-upon career objectives that are intended to benefit the Company’s interests. Furthermore, “partial credit” may be given by the Compensation Committee based upon the degree to which the Compensation Committee believes a goal has been reached.

Specific corporate goals have been established relative to the overall operation of the Company with regard to the corporate performance benchmark. Other factors that may be considered include, without limitation, the degree to which management is perceived to have executed on the Company’s overall strategy and vision, management of the Company for stock appreciation and enhanced market capitalization, the accuracy and transparency of public and internal reporting, optimization of corporate and portfolio staffing and risk identification and mitigation. With regard to portfolio performance, the Compensation Committee considered that the Company develops investor value both by monetizing portfolio investments and by improving financial performance which meets or exceeds analysts’ expectations. Because the Company’s subsidiaries are in various stages of maturity, the Compensation Committee did not wish to place undue emphasis on any particular financial or other benchmark. It thus developed a matrix of goals for each subsidiary with the intention that achievement of at least 75% of these benchmarks will generally be required for the portfolio performance criterion to be deemed satisfied for partial or full bonus consideration. The Compensation Committee worked with Mr. Moore to refine his personal objectives for the year and approved the goals for the other management team members that Mr. Moore had developed in consultation with each individual.

Stockholder input on executive compensation. Stockholders can provide the Company with their views on executive compensation matters at each year's annual meeting through the stockholder advisory vote on executive compensation and during the interval between stockholder advisory votes. The Company welcomes stockholder input on our executive compensation matters, and stockholders are able to reach out directly to our independent directors by emailing to cclouser@acornenergy.com to express their views on executive compensation matters.

18

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
John A. Moore
President and CEO	2013	402,864		—		—		12,000	(1)	414,864
	2012	375,000		—		213,189	(2)	27,000	(3)	615,189
	2011	325,962		596,890		124,232	(4)	12,000	(1)	1,059,084

Michael Barth
CFO and CFO of DSIT	2013	191,195		—		—		30,114	(5)	221,309
	2012	183,192		13,305		88,308	(6)	26,756	(5)	311,561
	2011	188,529		90,000		—		33,637	(5)	312,166

Richard Rimer
Former Vice-Chairman and Executive Vice-President	2013	430,080	(7)	—		—		15,000	(8)	445,080

Benny Sela
CEO and President of DSIT	2013	235,685		78,838		—		39,288	(5)	353,811
	2012	205,549		90,125		—		35,326	(5)	331,000
	2011	210,509		67,168		—		39,863	(5)	317,540

Joseph Musanti
COO of Acorn, CEO of GridSense and OmniMetrix, Vice Chairman and CFO of USSI	2013	250,000		10,000	(9)	49,315	(10)	3,000	(11)	312,315

(1)	Consists of automobile expense allowance.
(2)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 50,000 stock options granted on December 13, 2012 with an exercise price of $7.57.The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.72% (ii) an expected term of 9.5 years (iii) an assumed volatility of 57% and (iv) an annual rate of quarterly dividends of 1.85%.
(3)	Consists of automobile expense allowance ($12,000) and the reimbursement of legal expenses ($15,000) associated with the costs of Mr. Moore's new employment agreement.
(4)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 66,666 stock options granted on March 14, 2011 with an exercise price of $3.70.The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.0% (ii) an expected term of 4.5 years (iii) an assumed volatility of 61% and (iv) no dividends.
(5)	Consists of automobile fringe benefits and the gross up value of income taxes on such benefits.
(6)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 25,000 stock options granted on December 13, 2012 with an exercise price of $7.57.The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.11% (ii) an expected term of 6.7 years (iii) an assumed volatility of 57% and (iv) an annual rate of quarterly dividends of 1.85%.

19

(7)	Includes $73,728 termination payment in connection with ending his consulting agreement effective December 31, 2013.
(8)	Includes $15,000 for the reimbursement of legal expenses associated with the costs of Mr. Rimer's consulting agreement.
(9)	Represents a signing bonus.
(10)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 50,000 USSI stock options granted on January 1, 2013 with an exercise price of $1.72. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 0.98% (ii) an expected term of 6.1 years (iii) an assumed volatility of 63% and (iv) no quarterly dividends.
(11)	Represents rental car reimbursement.

Grants of Plan Based Awards

Name	Grant Date	Number of Shares of Common Stock Underlying Options		Exercise Price of Options Awards (Per Share)	Grant Date Fair Value of Options Awards
John A. Moore	—	—		—	—

Michael Barth	—	—		—	—

Richard Rimer	—	—		—	—

Benny Sela	—	—		—	—

Joseph Musanti	January 1, 2013	50,000	(1)	—	$49,315

(1)	The options are options in USSI which vest 25% on the first anniversary of the vesting commencement date (January 1, 2014) and thereafter in equal quarterly installments of 6.25% on each March 31, June 30, September 30, and December 31 thereafter until vested in full.

Employment Arrangements

The employment arrangements of each named executive officer and certain other officers are described below. From time to time, the Company has made discretionary awards of management options as reflected in the table above.

John A. Moore became our President and Chief Executive Officer in March 2006. In March, 2008, we entered into a three-year Employment Agreement with Mr. Moore (the “Prior Agreement”), providing for an initial base salary of $325,000 per annum, retroactive to January 1, 2008, increasing to $350,000 per annum on the first anniversary of the Prior Agreement and increasing to $375,000 per annum on the second anniversary. Effective November 1, 2010, Mr. Moore voluntarily reduced his annual salary to $300,000 per annum. In March 2011, we entered into a one-year extension of the Prior Agreement with Mr. Moore at the reduced salary of $300,000 per annum. In November 2011, we entered into a second amendment to the Prior Agreement restoring his salary to $375,000 per annum effective November 1, 2011. In March 2012, we further amended the Prior Agreement such that Mr. Moore's employment would continue on a month-to-month basis unless otherwise terminated according to the provisions of the Agreement. Mr. Moore was eligible to receive an annual cash bonus of up to $200,000 under the Prior Agreement, based upon the attainment of agreed upon personal and company performance goals and milestones for the preceding fiscal year, as determined by the Compensation Committee. Under the Prior Agreement, Mr. Moore was also entitled to (i) the employee benefits generally made available to the registrant's executive officers, (ii) short-term and long-term disability insurance for the benefit of Mr. Moore, and (iii) a monthly automobile expense allowance of $1,000.

20

Under the terms of the 2013 Agreement, Mr. Moore's initial base salary was initially set at $425,000 per annum, which was scheduled to increase to $450,000 per annum on January 1, 2014, $475,000 per annum on January 1, 2015, $500,000 on January 1, 2016 and remaining at that amount through the end of the term. Mr. Moore agreed to reduce his salary to $318,750 per annum effective October 16, 2013. The 2013 Agreement provides that commencing on January 1, 2014, and for each subsequent anniversary date of the term through the fourth anniversary (January 1, 2017), stock option awards having a value of $250,000, based on a Black-Scholes model, will be awarded to Mr. Moore. The 2013 Agreement also provides that in addition to annual stock option awards, Mr. Moore and the Company will discuss the terms of a mutually agreeable grant by us to Mr. Moore of “Challenge Options” or “Challenge Shares” under the Corporation's 2006 Stock Incentive Plan based upon the future increase in the market capitalization of the Corporation's Common Stock. Assuming agreement by the parties, the grant will be reflected in a separate contract executed between Mr. Moore and us. At this time, the Compensation Committee does not anticipate making such an award. Under the 2013 Agreement, Mr. Moore is also entitled to (i) the employee benefits generally made available to the registrant's executive officers, (ii) short-term and long-term disability insurance for the benefit of Mr. Moore, and (iii) a monthly automobile expense allowance of $1,000. In addition, we are required to contribute for each calendar year an amount equal to three percent (3%) of Mr. Moore's aggregate base salary to his 401(k) Plan, subject to applicable statutory limits. The Company reimbursed Mr. Moore $15,000 for his legal expenses in connection with executing the 2013 Agreement.

In March 2011, in lieu of a bonus for 2010, Mr. Moore was awarded 66,666 stock options exercisable until March 14, 2016 at an exercise price of $3.70 per share, exercisable immediately as to one-fourth of the options, with the remainder vesting in equal installments on June 30, September 30 and December 31, 2011. We also made a payment to Mr. Moore of a discretionary cash bonus of $421,890 as determined by the independent members of our Board of Directors. This bonus was based on Mr. Moore's efforts in leading the successful sale of CoaLogix, his voluntary reduction of his salary during the prior twelve month period and in lieu of an award of additional options which the Board of Directors had intended to make to Mr. Moore in connection with the one- year extension of his employment agreement in early 2011.The Compensation Committee had agreed with Mr. Moore following its appointment that his annual bonus would be based on three factors for 2011:  (1) success in acquisitions/dispositions (up to 30%), (2) performance of our stock versus peer companies as determined by the Compensation Committee (up to 30%), and (3) revenue and EBTIDA performance of the subsidiaries versus budget and parent company expenses versus budget (up to 40%).   Mr. Moore was also advised that, absent some major change prior to the end of 2011, the Committee would recognize that he had fully earned the 30% related to success in acquisitions/dispositions because of the extraordinary return from the sale of CoaLogix. Mr. Moore agreed to that process. Following the finalization of the Corporation's 2011financial results, the Committee reviewed the performance of Acorn's stock versus a peer group comprised of COMV (Comverge), ELON (Echeleon), ENOC (EnerNOC), ITRI (Itron), SFE (Safeguard Scientifics), TINY (Harris & Harris) and USU (USEC Inc.) and the revenue and EBTIDA performance of the subsidiaries versus budget and parent company expenses versus budget. The bonus determined as appropriate by the Committee was $150,000. Mr. Moore also received an additional cash bonus of $25,000 in September, 2012 representing the remainder of a 2011 bonus award based on Acorn receiving the balance of our portion of the escrowed sales proceeds from the sale of CoaLogix, which were in fact paid in full to us in September 2012. Under the 2013 Agreement, Mr. Moore is eligible to receive an annual cash bonus of up to 100% of his aggregate base salary for each fiscal year, based upon the attainment of agreed upon personal and company performance goals and milestones for the preceding fiscal year, as determined by the Compensation Committee. In addition, Mr. Moore may be awarded an additional bonus payable in cash or shares of our common stock (at the option of the Company) after each fiscal year, subject to the sole discretion of the Compensation Committee, based upon Mr. Moore's performance during such year and/or other criteria as the Compensation Committee may deem appropriate. Mr. Moore did not receive a bonus from Acorn for 2012 or 2013.

21

  Michael Barth has served as Chief Financial Officer of the Company and Chief Financial Officer of DSIT beginning December 1, 2005.  In August 2009, the Board approved new employment terms for Mr. Barth. According to the new employment terms, Mr. Barth was entitled to a salary of $175,000 per annum effective August 1, 2009. One half of Mr. Barth’s salary is fixed in NIS at the November 1, 2007 exchange rate and linked to the Israel CPI and adjusted semi-annually. Mr. Barth’s current annual salary following such linkage adjustments is approximately $196,000 (at December 31, 2013). The cost of Mr. Barth's total compensation (excluding bonuses) is shared by an arrangement between Acorn (75%) and DSIT (25%). Effective January 1, 2014, Mr. Barth agreed to a $10,000 reduction in his salary of the annual portion payable by Acorn and a monthly reduction of NIS 1,000 in the amount payable by DSIT effective January 1, 2014. On June 1, 2014, Mr. Barth’s employment agreement was amended to restore the above mentioned Acorn portion of the reductions with the effect of increasing his annual salary, as in effect on May 31, 2014, by $10,000. Each of Acorn and DSIT separately determine the bonus (if any) to be paid to Mr. Barth. In April 2012, the Compensation Committee of the Board of Directors awarded Mr. Barth a discretionary bonus for 2011 of $90,000. In September 2012, DSIT’s board of directors made Mr. Barth eligible to receive an annual bonus equal to 1.5% of DSIT’s annual consolidated net income before tax, to be calculated and paid as soon as practicable following the end of DSIT’s fiscal year beginning with 2012. Such bonus will be paid only if Mr. Barth is employed by DSIT on the last day of the fiscal year to which such payment relates. For 2012, such bonus was calculated to be $13,305. Mr. Barth did not receive any bonus from Acorn for 2012. For 2013, Mr. Barth did not receive any bonus from Acorn or DSIT. He is eligible to participate in the Acorn 2014 Bonus Program as described above with a target bonus of 30% of the Acorn share of his annual salary, or approximately $44,000.

Richard Rimer was elected Executive Vice President ("EVP") of Acorn on July 25, 2013 in connection with his execution of a new Consulting Agreement with Acorn effective as of August 1, 2013 (the “Rimer CA”). At that time, he ceased to be Vice Chairman of our Board. Under the Rimer CA, Mr. Rimer received a payment of $215,040 for services rendered by him during 2013 prior to the effective date of that agreement. He was also reimbursed for business travel and other expenses he incurred on the Company's behalf during that time. The Rimer CA provided that Mr. Rimer would serve as EVP for an annualized fee of $368,640, payable in equal monthly installments of $30,720, and would continue to receive business-related expense reimbursements in accordance with company policies. The term of the Rimer CA was to expire on March 31, 2014 unless earlier terminated. On November 11, 2013, Mr. Rimer agreed to reduce his consulting fees by 20% from $30,720 per month to $24,576, effective retroactively as of November 1, 2013, and to end the Rimer CA effective December 31, 2013 in exchange for a lump sum payment of $73,728, which represents 80% of the amounts that otherwise would be payable upon termination of the agreement.

Mr. Rimer was eligible to earn a bonus up to $272,000 for the accomplishment of agreed-upon goals by December 31, 2013 as set by the Compensation Committee. Mr. Rimer did not receive any bonus from Acorn for 2013.

22

Heather K. Mallard became Vice President, General Counsel and Secretary of the Company commencing February 1, 2012. Under her employment agreement, Ms. Mallard's initial base salary is $225,000 per annum.  The agreement has no fixed term, and the employment is on an “at-will” basis. She is eligible to receive an annual bonus of up to 30% of her base salary, based upon the attainment of personal, corporate and discretionary goals as established by the Board in consultation with Mr. Moore and Ms. Mallard.  We reimbursed Ms. Mallard approximately $9,500 in 2012 for expenses incurred in connection with her relocation to Wilmington, Delaware. Ms. Mallard did not receive a bonus from Acorn for 2012 or 2013.

Under the employment agreement, Ms. Mallard was awarded 50,000 options to purchase Acorn common stock at an exercise price of $6.49 per share, vesting equally over a three year period following the first anniversary of the date of grant, exercisable through February 1, 2019.  The employment agreement provides for an additional award of 10,000 options to purchase Acorn common stock on each anniversary of her employment.

Benny Sela has served as President and Chief Executive Officer of DSIT since July 1, 2007.  Mr. Sela’s employment agreement provides for a base salary which is denominated in Israeli Consumer Price Index (“CPI”) linked NIS which at December 31, 2011 was equivalent to approximately $199,000 per annum.  In September 2012, the board of directors of DSIT awarded Mr. Sela a 10% increase in annual compensation effective September 1, 2012. After giving effect to such increase, Mr. Sela’s new base salary, which is still denominated in NIS and linked to the Israeli CPI, is currently equivalent to approximately $226,000 per annum. In addition to his base salary, Mr. Sela is also entitled to receive a bonus payment equal to 1.75% of DSIT’s gross profit.  Mr. Sela’s bonus under this arrangement was, $67,168, $90,125 and $78,838 for the year's ended December 31, 2011, 2012 and 2013, respectively. In July 2013, DSIT and Mr. Sela agreed that future bonus payments would be further conditioned upon DSIT achieving certain EBITDA growth targets. Effective January 1, 2014, Mr. Sela voluntarily reduced his annual base salary by approximately $24,600 (10%).

Mark Bashforth was elected as CEO and President of USSI in July 2014. His employment terms are based on an offer letter and we anticipate that he and USSI will enter into an employment agreement on similar terms.  His employment is on an “at-will” basis and his annual salary is $275,000. He will be eligible to receive an annual bonus in an amount up to 40% of his base pay based on financial and operating metrics to be mutually agreed upon.

Joseph Musanti has served as CEO of GridSense since May 10, 2013 and as CEO of OmniMetrix since July 25, 2013. From January 1, 2013 until May 10, 2013, he served as the Chief Operating Officer and Chief Financial Officer of GridSense and he held the additional position of President from May 2013 through March 2014. He has also serves as the Chief Financial Officer of USSI (since January 1, 2013) and is presently its Vice Chairman (having previously been Chairman from March until June 2014). Effective January 7, 2014, he was elected Acorn’s Chief Operating Officer. Mr. Musanti is party to an At-Will Employment, Confidential Information, Non-Solicitation and Invention Assignment Agreement effective as of January 1, 2013 with GridSense pursuant to which he initially was paid an annual salary of $250,000 and received a one-time $10,000 signing bonus that was paid in January 2013. For 2014, Mr. Musanti received a $25,000 annual raise in his base compensation in connection with his election as the Company’s COO, which amount (together with associated employee costs) is funded entirely by Acorn. USSI and OmniMetrix are also each obligated to reimburse GridSense on a monthly basis a variable percentage of the total costs of employing Mr. Musanti based on the portion of his time devoted to their respective businesses. Pursuant to side letters with GridSense and USSI, Mr. Musanti may earn an annual bonus. He is not entitled to a bonus from OmniMetrix. With respect to GridSense, he is eligible for a bonus equal to 2% of the amount, if any, by which the actual gross profit of GridSense Inc. and its Australian affiliates (collectively, the “GridSense Business”), as determined for financial reporting purposes, for the 2013 calendar year exceeds 105% of the GridSense Business’s gross profit earned in 2011 (the “Base Year”).  Unless otherwise determined by the Board, the financial measurement for each future period will equal 2% of the amount, if any, by which the GridSense Business’s actual gross profit, as determined for financial reporting purposes, exceeds 105% of the greater of GridSense Business’s gross profit earned in the year immediately prior to the applicable period or the Base Year. Mr. Musanti was not paid a bonus by GridSense for 2013. His bonus eligibility at USSI is based on the percentage, if any, by which USSI exceeds its projected gross revenues and operating income targets as set in its annual budget. Mr. Musanti was not paid a bonus by USSI for 2013. He is eligible to participate in the Acorn 2014 Bonus Program as described above with a target bonus of 100% of the Acorn share of his annual salary, or $25,000.

23

Outstanding Equity Awards at 2013 Fiscal Year End

The following tables set forth all outstanding equity awards made to each of the Named Executive Officers that are outstanding at December 31, 2013.

OPTIONS TO PURCHASE ACORN ENERGY, INC. STOCK
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
John A. Moore	200,000	—		5.11	March 4, 2018
	75,000	—		2.51	February 20, 2014
	66,666	—		3.70	March 14, 2016
	10,000	40,000	(1)	7.57	December 13, 2022

Michael Barth	30,000	—		3.90	September 19, 2014
	35,000	—		2.51	February 20, 2014
	10,000	—		4.09	December 28, 2017
	8,333	16,667	(2)	7.57	December 13, 2019

Richard Rimer	10,000	—		4.20	December 5, 2014
	10,000	—		2.24	November 3, 2015
	10,000	—		4.75	August 4, 2016
	10,000	—		5.00	June 10, 2017
	10,000	—		5.37	October 17, 2018
	10,000	—		8.83	September 11, 2019
	11,666	—		7.57	December 13, 2019

Benny Sela	10,000	—		4.09	December 28, 2017

Joseph Musanti	10,000	—		2.24	November 3, 2015
	10,000	—		4.75	August 4, 2016
	10,000	—		5.00	June 10, 2017
	10,000	—		5.37	October 17, 2018
	10,000	—		8.83	September 11, 2019

(1)	The options vest 2,500 each on March 13, June 13, September 13 and December 13 of each year 2014 through 2017.
(2)	The options vest 8,333 and 8,334 on December 13, 2014 and 2015, respectively.

24

OPTIONS TO PURCHASE DSIT SOLUTIONS LTD. STOCK
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John A. Moore	—	—	—	—

Michael Barth	—	16,734	1.05	August 10, 2018

Richard Rimer	—	—	—	—

Benny Sela	47,600	—	1.26	August 10, 2018
	19,336	—	2.70	August 10, 2018

Joseph Musanti	—	—	—	—

All options to purchase DSIT Solutions Ltd. common stock vest only upon an exit transaction by Acorn or upon reaching twenty-five years of service at DSIT.

OPTIONS TO PURCHASE US SEISMIC SYSTEMS, INC. STOCK
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John A. Moore	—	—	—	—

Michael Barth	—	—	—	—

Richard Rimer	—	—	—	—

Benny Sela	—	—	—	—

Joseph Musanti	—	50,000	1.72	January 1, 2020

The options in USSI vest 25% on the first anniversary of the vesting commencement date (January 1, 2014) and thereafter in equal quarterly installments of 6.25% on each March 31, June 30, September 30, and December 31 thereafter until vested in full.

Option and Warrant Exercises

None of Messrs. Moore, Barth, Sela or Musanti exercised any options held by them in Acorn, DSIT or USSI during 2013. Mr. Rimer exercised on a cashless basis a total of 75,000 options. On October 3, 2013, he surrendered 15,830 option shares having a fair market value of $5.18 per share to satisfy the $3.28 exercise price under non-plan options to purchase 25,000 shares expiring on such date and was issued a net of 9,170 shares of Acorn common stock as of October 4, 2013. On November 30, 2013, he surrendered 43,849 option shares having a fair market value of $3.82 per share to satisfy the $3.35 exercise price under non-plan options to purchase 50,000 shares expiring on such date and was issued a net of 6,151 shares of Acorn common stock as of December 1, 2013.

25

Non-qualified Deferred Compensation

The following table provides information on the executive non-qualified deferred compensation activity for each of our named executive officers for the year ended December 31, 2013.

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings (Losses) in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
John A. Moore	$—	$—		$—		$—	$—

Michael Barth	—	39,952	(1)	25,617	(2)	—	380,070	(3)

Richard Rimer	—	—		—		—	—

Benny Sela	—	39,289	(1)	64,574	(2)	—	1,002,678	(3)

Joseph Musanti	—	—		—		—	—

(1)	Represents a contribution to a manager's insurance policy. Such contributions are made on substantially the same basis as those made on behalf of other Israeli executives.
(2)	Represents the dollar value by which the aggregate balance of the manager's insurance policy as of December 31, 2013 is less than the sum of (i) the balance of the manager's insurance policy as of December 31, 2012, and (ii) the employer and employee contributions to the manager's insurance policy during 2013.
(3)	Represents the aggregate balance of the manager's insurance policy as of December 31, 2013. Such amounts may be withdrawn only at retirement, death or upon termination under certain circumstances.

Estimated Payments and Benefits Upon Termination or Change in Control

The amount of compensation and benefits payable to each named executive officer and certain other officers in various termination situations is described in the tables below.

John A. Moore

Under the terms of the 2013 Agreement with Mr. Moore, our President and Chief Executive Officer, upon termination by the Company for cause (as defined in the agreement) and upon termination by Mr. Moore without good reason (as defined in the agreement), all compensation due to Mr. Moore under his agreement would cease, except that Mr. Moore would receive all accrued but unpaid base salary up to the date of termination, and reimbursement of all previously unreimbursed expenses.  All vested and unexercised options granted by the Company as of the date of termination would be exercisable in accordance with the terms of the applicable stock option plan and agreements, provided that Mr. Moore would have only three months to exercise such previously vested options.  All options that had not vested as of the date of termination would expire.

26

In the event that within three months prior to or one year following a change of control (as defined in the 2013 Agreement), either (i) the Company terminates the employment of Mr. Moore, other than for cause, or (ii) Mr. Moore terminates for good reason (as defined in the 2013 Agreement), Mr. Moore would receive the following additional amounts (except to the extent that any payment would constitute an “excess parachute payment” under the IRS Code): (i) an amount equal to (A) $850,000 (which represents two times his 2013 original base salary prior to his agreeing to a voluntary reduction of such amount) and (B) two times the amount of his target bonus for the year in which the termination occurred, which target equals 100% of his then-current annual salary; (ii) reimbursement of all previously unreimbursed expenses; (iii) the full vesting of any and all stock options granted to Mr. Moore by the Company prior to such termination, and extended exercisability thereof until their respective expiration dates; and (iv) the continuation of all medical and dental benefits at the Company's sole expense for a period of one year after termination.

In the event that (i) the Company terminates the employment of Mr. Moore (including a non-renewal of his agreement at the end of the five-year term provided therein, as extended, but not including non-renewal following any subsequent renewal of the term), other than upon a change of control, death, disability or for cause, or (ii) Mr. Moore terminates for good reason, other than in connection with a change of control, Mr. Moore would receive the following additional amounts (except to the extent that any payment would constitute an “excess parachute payment” under the IRS Code): (i) an amount equal to (A) $425,000 (which represents the amount of his 2013 original base salary prior to his agreeing to a voluntary reduction of such amount)and (B) his most recent annual bonus target, which target equals 100% of his then-current annual salary; (ii) reimbursement of all previously unreimbursed expenses; (iii) accelerated vesting of all unvested options that otherwise would vest within 24 months of the date of termination, with such accelerated options and all other vested and unexercised options granted by the Company as of the date of termination to be exercisable for a period of one year from the date of termination of employment in accordance with the terms of the applicable stock option plan and agreements; and (iv) the continuation of all medical and dental benefits at the Company's sole expense for a period of one year after termination.

In the event of any change of control, all stock options granted to Mr. Moore prior to such change of control would vest and remain exercisable until their respective expiration dates.

The term of the 2013 Agreement ends immediately upon Mr. Moore's death, or upon termination by the Company for cause or disability (as defined in the agreement) or by Mr. Moore for good reason.  Upon termination due to Mr. Moore's death, all compensation due Mr. Moore under his agreement would cease.

The following table describes the potential payments and benefits upon termination of employment for Mr. Moore, as if his employment terminated as of December 31, 2013, the last day of our last fiscal year assuming that there is no earned, but unpaid base salary at the time of termination.

27

	Circumstances of Termination
Payments and benefits	Voluntary resignation	Termination not for cause		Change of control		Death or disability
Compensation:
Base salary	$—	$425,000	(1)	$850,000	(4)	$—
Bonus	—	318,750	(2)	637,500	(2)	—
Benefits and perquisites:
Perquisites and other personal benefits	—	9,192	(3)	9,192	(3)	—
Total	$—	$752,942		$1,496,692		$—

(1)	The $425,000 represents 12 months of Mr. Moore’s base salary as at December 31, 2013 prior to the voluntary reduction implemented as of October 16, 2013.
(2)	Under the 2013 Agreement, Mr. Moore would be eligible to be paid either his target annual bonus or twice such amount, which amount is based on his salary as reduced.
(3)	The $9,156 represents 12 months of health insurance payments.
(4)	The $850,000 represents 24 months of Mr. Moore’s base salary prior to the voluntary reduction implemented as of October 16, 2013.

Michael Barth

Under the terms of the employment arrangement with Mr. Barth, our Chief Financial Officer, we are obligated to make certain payments to fund in part our severance obligations to him.  We would be required to pay Mr. Barth an amount equal to 120% of his last month’s salary multiplied by the number of years (including partial years) that Mr. Barth worked for us.  This severance obligation, which is customary for executives of Israeli companies, would be reduced by the amount contributed by us to certain Israeli pension and severance funds pursuant to Mr. Barth’s employment arrangement.  As of December 31, 2013, the unfunded portion of these payments was $96,318.  In addition, the arrangement with Mr. Barth provides for an additional payment equal to six times his last month’s total compensation, payable at the end of his employment with us.

The following table describes the potential payments and benefits upon termination of employment for Mr. Barth, as if his employment terminated as of December 31, 2013, the last day of our last fiscal year assuming that there is no earned, but unpaid base salary at the time of termination.

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control	Death or disability
Compensation:
Base salary	$32,642	(1)	$97,926	(2)	—	$97,926	(2)
Benefits and perquisites:
Perquisites and other personal benefits	174,885	(3)	289,324	(4)	—	289,324	(4)
Total	$207,527		$344,501		—	$387,250

28

(1)	The $32,642 represents a lump sum payment of two months’ salary due to Mr. Barth prior to taking into account voluntary salary reductions (see Employment Arrangements).
(2)	The $97,926 represents a lump sum payment of 6 months’ salary due to Mr. Barth upon termination without cause or by death or disability prior to taking into account voluntary salary reductions (see Employment Arrangements).
(3)	Includes $180,293 of severance pay based on the amounts funded in for Mr. Barth’s severance in accordance with Israeli labor law. Also includes accumulated, but unpaid vacation days ($33,531), car benefits ($2,000) and payments for pension and education funds ($7,061) less $48,000 of benefits waived in support of DSIT’s operations in 2007.
(4)	Includes $276,611 of severance pay based in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr. Barth worked for us multiplied by 120% in accordance with his contract. Of the $276,611 due Mr. Barth, we have funded $180,293 in an insurance fund. Also includes accumulated, but unpaid vacation days ($33,531), car benefits ($6,000) and payments for pension and education funds ($21,182) less $48,000 of benefits waived in support of DSIT’s operations in 2007.

Richard Rimer

Mr. Rimer received an early termination payment on December 31, 2013 under the Rimer CA of $73,728 in connection with the termination effective as of such date.

Benny Sela

Under the terms of the employment agreement with Mr. Sela, the President and Chief Executive Officer of our DSIT subsidiary, we are obligated to make certain payments to fund in part our severance obligations to him.  We are required to pay Mr. Sela an amount equal to 150% of his last month’s salary multiplied by the number of years (including partial years) that Mr. Sela has worked for us.  This severance obligation would be reduced by the amount contributed by us to certain Israeli pension and severance funds pursuant to Mr. Sela’s employment agreement.  As of December 31, 2013, the unfunded portion of these payments was $311,334.  Mr. Sela would also receive a lump sum payment equal to six months base salary in the event of a voluntary resignation, and a lump sum payment equal to nine months' salary in the event of termination not for cause.

The following table describes the potential payments and benefits upon termination of employment for Mr. Sela, as if his employment terminated as of December 31, 2012, the last day of our last fiscal year assuming that there is no earned, but unpaid base salary at the time of termination.

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control	Death or disability
Compensation:
Base salary	$123,138	(1)	$184,707	(2)	$—	$184,707	(2)
Benefits and perquisites:
Perquisites and other personal benefits	778,125	(3)	793,408	(4)	—	793,408	(4)
Total	$901,263		$978,115		$—	$978,115

29

(1)	The $123,138 represents a lump sum payment of six months’ salary due to Mr. Sela prior to taking into account voluntary salary reductions (see Employment Arrangements).
(2)	The $184,707 represents a lump sum payment of nine months’ salary due to Mr. Sela prior to taking into account voluntary salary reductions (see Employment Arrangements).
(3)	Includes $767,522 of severance pay based in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr. Sela worked for us multiplied by 150% in accordance with his contract. Of the $767,522 due Mr. Sela, we have funded $456,188 in an insurance fund. Also includes accumulated, but unpaid vacation days ($58,036), car benefits ($6,000) and payments for pension and education funds ($24,567) less $78,000 of benefits waived in support of DSIT’s operations in 2007.
(4)	Includes $767,522 of severance pay based in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr. Sela worked for us multiplied by 150% in accordance with his contract. Of the $767,522 due Mr. Sela, we have funded $456,188 in an insurance fund. Also includes accumulated, but unpaid vacation days ($58,036), car benefits ($9,000) and payments for pension and education funds ($36,850) less $78,000 of benefits waived in support of DSIT’s operations in 2007.

Mark Bashforth

Mr. Bashforth’s offer letter provides that once he has been employed for six months, he will receive three months’ of base pay as severance if he is terminated without cause or if he leaves for good reason, as such terms will be defined in his employment agreement. After one year of service, his severance in such cases will be increased to six months of base salary. California employees are also entitled to be paid any accrued but unused vacation upon any termination. His predecessor was not entitled to any severance payment from USSI, but would have received the value of any accrued but unused vacation if he had been terminated on December 31, 2013.

Joseph Musanti

Under the terms of the employment agreement with Mr. Musanti, our COO and the Chief Executive Officer of our GridSense and OmniMetrix subsidiaries and the CFO and Vice Chairman of our USSI subsidiary, we are obligated to make certain payments to him upon the termination of his employment.

The following table describes the potential payments and benefits upon termination of employment for Mr. Musanti, as if his employment terminated as of December 31, 2013, the last day of our last fiscal year assuming that there is no earned, but unpaid base salary at the time of termination.

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control		Death or disability
Compensation:
Base salary	$—		$125,000	(1)	$—		$—
Benefits and perquisites:
Perquisites and other personal benefits	17,317	(2)	17,317	(2)	17,317	(2)	17,317	(2)
Total	$17,317		$142,317		$17,317		$17,317

30

(1)	The $125,000 represents a lump sum payment of six months’ salary due to Mr. Musanti based on his $250,000 salary as in effect on December 31, 2013. Such base salary increased to $275,000 following his election as our COO, such that his severance amount would now be increased to $137,500.
(2)	The $17,317 represents unpaid vacation.

Heather K. Mallard

Under the terms of the employment agreement with Ms. Mallard, our Vice President, General Counsel and Secretary, we are obligated to make certain payments to her upon the termination of her employment.

The following table describes the potential payments and benefits upon termination of employment for Ms. Mallard, as if her employment terminated as of December 31, 2013, the last day of our last fiscal year assuming that there is no earned, but unpaid base salary at the time of termination.

	Circumstances of Termination
Payments and benefits	Voluntary resignation	Termination not for cause		Change of control	Death or disability
Compensation:
Base salary	$—	$112,500	(1)	$—	$—
Benefits and perquisites:
Perquisites and other personal benefits	—	12,168	(2)	—	—
Total	$—	$123,694		$—	$—

(1)	The $112,500 represents a payment of six months’ salary due to Ms. Mallard.
(2)	The $12,168 represents six months of health and dental insurance payments at the 2013 premium rate.

Compensation of Directors

In October 2007, we agreed that each of our non-employee directors would be paid an annual cash retainer of $40,000 payable quarterly in advance (“Retainer”), as well as meeting fees for Board and Committee meetings of $1,000 per meeting. Effective December 13, 2012, the $1,000 per meeting fee was canceled. In 2009, we agreed that the Chairman of the Audit Committee would receive an additional annual cash retainer of $10,000. In 2012, we agreed that members of the Audit Committee would receive an additional annual cash retainer of $2,000, the Chairman of the Compensation Committee would receive an additional annual cash retainer of $5,000 and the Chairman of the Nominating Committee would receive an additional annual cash retainer of $3,000.

In connection with the election in November 2012 of a non-executive Board Chairman, in addition to fees and options awarded to Directors, the Board determined that any non-executive Chairman would receive for such service: (1) an annual grant of options to purchase the Corporation's shares (vesting in four installments quarterly in advance) having a value (determined as of the date of his or her election to such position and any anniversary thereof so long as he/she continues in such role in accordance with the methodology then used by the Corporation to determine stock compensation for purposes of its audited financial statements) of $60,000, and for the first year with an exercise price equal to the closing price of the Corporation's shares on the NASDAQ Global Market on the date immediately prior to election and having a term of seven years, as documented by a non-qualified option award agreement under the Corporation's 2006 Stock Incentive Plan, as amended; (2) a cash fee of $60,000, (3) payments to an administrative consultant for his/her use in the amount of $15,000 plus (4) $10,000 for each subsidiary board on which he/she serves at the designation of the Corporation (which amount may be charged back to such subsidiary as determined by the Board).

31

In December 2012, we agreed that each Director may, in his or her discretion, elect by written notice delivered on or before the first day of each calendar year (the “Election”) whether to receive, in lieu of some or all of his or her Retainer and Board fees, options to purchase that number of shares of our Common Stock as shall have a value (determined as of the first day of the calendar year for which such Election is made (the “Election Year”) in accordance with the methodology then used by the Corporation to determine stock compensation for purposes of its audited financial statements) as is equal to the applicable Retainer and Board Fees and with an exercise price equal to the fair market value of the Common Stock at the close of business on the trading day preceding the first day of the applicable Election Year. Once made, the Election shall be irrevocable for such Election Year and the options subject to the Election shall vest one-fourth upon the first day of the Election Year and one-fourth as of the first day of each of the second through fourth calendar quarters thereafter during the remainder of the Election Year.

As an employee, Mr. Moore is not entitled to separate compensation in his capacity as a director. Mr. Rimer’s consulting terms also provided that he not receive Board fees for 2013.

Our 2006 Stock Option Plan for Non-Employee Directors, which was adopted in February 2007 and amended and restated in November 2008 and further amended effective September 2012, provides for formula grants to non-employee directors equal to an option to purchase (i) 25,000 shares of our common stock upon a member's initial appointment or election to the Board of Directors and (ii) 10,000 shares of our common stock to each director, other than newly appointed or elected directors, immediately following each annual meeting of stockholders.  The initial grant to purchase 25,000 shares of our common stock vests one-third per year for each of the three years following the date of appointment or election and the annual grant to purchase 10,000 shares vests one year from the date of grant.  Both options shall be granted at an exercise price equal to their fair market value and shall be exercisable until the earlier of (a) seven years from the date of grant or (b) 18 months from the date that the director ceases to be a director, officer, employee, or consultant.  The plan also provides for non-formula grants at the Board's discretion.  The maximum number of shares of our common stock to be issued under the plan is 600,000.  The Plan is administered by the Compensation Committee.

Beginning in 2013, if the value (the “Award Value”) of the shares granted (determined as provided above as of the date of grant) to each Director (other than a Director then having been first-elected to the Board) after each annual meeting of stockholders pursuant to the formula grant under the Corporation's 2006 Stock Option Plan for Non-Employee Directors is less than $60,000, then an additional award of options having a value (determined in the same manner as above) as is equal to the difference between $60,000 and the Award Value shall be made to each such Director pursuant to the Corporation's 2006 Stock Incentive Plan.

32

Consulting Agreement with Mr. Morgenstern

George Morgenstern, our Chairman Emeritus, has been retained as a consultant by Acorn since March 2006 primarily to provide oversight of our Israeli activities. On July 25, 2012, we extended the existing consulting agreement with Mr. Morgenstern through September 30, 2014, subject to any earlier termination as therein provided (the “Termination Date”). Previously Mr. Morgenstern's expense allowance was $56,250 per year and was paid one-third by the Company and two-thirds by the Company's DSIT subsidiary. Mr. Morgenstern continues to receive a fee of $1 per year, but his annualized, non-accountable expense allowance has been increased to $75,000. A pro rata portion thereof (i.e., a total of $6,250) is paid each month, one-half by the Corporation and one-half by DSIT. The Corporation has also agreed to cast its votes of DSIT stock for Mr. Morgenstern's election to the DSIT Board of Directors at all elections held between September 11, 2012 and the Termination Date (the “Participation Period”), unless he has resigned therefrom or been removed for cause. Mr. Morgenstern is also invited (but not required) to observe any regular meetings of the Board of Directors of the Corporation (excluding executive sessions and committee meetings) held during the Participation Period and will be paid $1,000 by us for each such meeting he attends.

Agreements with Mr. Rimer

On July 25, 2013, Richard Rimer was elected as our Executive Vice President pursuant to a Consulting Agreement effective as of August 1, 2013 (the “Rimer CA”). Although our Compensation Committee had considered a proposal by Mr. Rimer for a longer term employment agreement, it determined that in view of the Corporation’s revenue level and overhead expenses, it was unwilling to obligate us to a longer term contractual obligation with a second senior executive. In addition to his work developing international investor and customer interest, Mr. Rimer also served as Chairman of our GridSense and OmniMetrix subsidiaries and was on the Board of Directors or Managers of DSIT and USSI as well.

Under the Rimer CA, Mr. Rimer received a payment of $ 215,040 for services rendered by him during 2013 prior to execution of the agreement. He also was reimbursed in the ordinary course of business for travel and other expenses he incurred on our behalf during that time. The Rimer CA provided that Mr. Rimer would serve as our Executive Vice President for an annualized fee of $368,640, payable in equal monthly installments of $30,720, and would continue to receive business-related expense reimbursements in accordance with our policies. The term of the new Consulting Agreement was scheduled to end on March 31, 2014, but by an amendment effective November 11, 2013, Mr. Rimer and the Company agreed to end the consultancy as of December 31, 2013. The amendment provided for an early termination payment of $73,728, which we made to Mr. Rimer on December 31, 2013 (which amount represents a 20% reduction in the amounts he would have received under the Consulting Agreement for the remaining term prior to the amendment). Mr. Rimer also agreed to reduce his compensation for the remaining term by 20% to $24,576 per month effective November 1, 2013.

Mr. Rimer was eligible to earn a bonus up to $272,000 for the accomplishment of agreed-upon goals by December 31, 2013 as set by our Compensation Committee. Mr. Rimer did not earn a bonus for 2013. If the engagement had still been in effect at January 1, 2014, we would have been obligated to award Mr. Rimer options to purchase shares of our common stock with a Black-Scholes valuation of $200,000 and at an exercise price equal to the closing price on the NASDAQ Global Market as of the last trading day of 2013. Such options would have had a term of seven years, and vested in equal quarterly installments over five years, subject to acceleration as provided in our usual executive award agreements. No options were granted as the Rimer CA had been terminated prior to the scheduled award date. In connection with such termination, the provisions of the Rimer CA related to both shortened and accelerated vesting of any option awards were agreed to be of no effect and the terms of the option awards themselves control such that vesting ceased as of the termination date and Mr. Rimer generally has 18 months past termination to exercise any then-vested options.

33

As part of the Rimer CA, Mr. Rimer agreed for a period of one year not to solicit anyone to leave our or our portfolio companies’ employment. He is also responsible for funding all benefit and other taxes associated with his engagement by us, except that we will have to pay taxes on an allocated portion of our income in Switzerland for 2013.

The following table sets forth information concerning the compensation earned for service on our Board of Directors during the fiscal year ended December 31, 2013 by each individual (other than Mr. Moore and Mr. Rimer who were not separately compensated for their Board service) who served as a director at any time during the fiscal year.

34

DIRECTOR COMPENSATION IN 2013

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Christopher E. Clouser	144,000	(2)	120,000	—	264,000
Richard J. Giacco (3)	35,250	(4)	—	—	35,250
Mannie L. Jackson	—	(5)	102,033	—	102,033
Robert E. McKee III (6)	25,934	(7)	213,421		239,355
Andy H. Sassine (8)	10,500	(9)	90,877		101,377
Samuel M. Zentman	50,000	(10)	60,000	—	110,000

(1)	On September 20, 2013, Christopher E. Clouser, Mannie L. Jackson, Robert E. McKee III and Samuel M. Zentman, were each granted 10,000 options to acquire stock in the Company and Andy H. Sassine was granted 25,000 options to acquire stock in the Company. The options have an exercise price of $6.31 and expire on September 20, 2020. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.05% (ii) an expected term of 6.7 years (iii) an assumed volatility of 58% and (iv) no dividends. On January 1, 2013, Mannie L. Jackson was granted 11,461 options to acquire stock in the Company. The options have an exercise price of $7.81 and expire on January 1, 2020. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.18% (ii) an expected term of 6.7 years (iii) an assumed volatility of 57% and (iv) an annual rate of quarterly dividends of 1.79%. On May 8, 2013, Robert E. McKee III was granted 35,000 options (a 25,000 initial director grant plus an additional 10,000 grant for services rendered prior to his election as a Director) to acquire stock in the Company. The options have an exercise price of $7.86 and expire on May 8, 2020. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.20% (ii) an expected term of 6.7 years (iii) an assumed volatility of 57% and (iv) no dividends. All options awarded to directors in 2013 remained outstanding at fiscal year-end. As of December 31, 2013, the number of stock options held by each of the above persons was: Christopher E. Clouser, 97,014; Mannie L. Jackson, 52,967; Robert E. McKee III, 51,506; Andrew H. Sassine, 25,000; and Samuel M. Zentman, 66,506.
(2)	Includes fees shown include $60,000 of Chairman fees, $40,000 of subsidiary board fees ($10,000 each for serving on the boards of DSIT, GridSense, OmniMetrix and USSI), $2,250 received for services rendered as the Chairman of the Nominating Committee, $1,250 received for services rendered as Chairman of the Compensation Committee and $500 received for services rendered as a member of the Audit Committee.
(3)	Mr. Giacco retired from the Board effective September 20, 2013.
(4)	Includes $3,750 Mr. Giacco received for services rendered as the Chairman of the Compensation Committee and $1,500 received for services rendered as a member of the Audit Committee.
(5)	Mr. Jackson elected to receive in options in lieu of his Retainer and Board fees for 2013.
(6)	Mr. McKee joined the Board on May 8, 2013.
(7)	Includes $750 received for services rendered as the Chairman of Nominating Committee.
(8)	Mr. Sassine was elected to the Board on September 20, 2013.
(9)	Includes $500 received for services rendered as a member of the Audit Committee.

(10)	Includes $10,000 Dr. Zentman received for services rendered as the Chairman of the Audit Committee.

35

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee of the Board of Directors during the fiscal year ended December 31, 2013, Messrs. Clouser, Giacco (through September 20, 2013) and Jackson (beginning October 3, 2013), were independent directors and none of them were our employees or our former employees. During the fiscal year ended December 31, 2013, none of our executive officers served on the Compensation Committee (or equivalent), or the board of directors, of another entity whose executive officers served on the Compensation Committee of our Board of Directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Christopher E. Clouser
Mannie L. Jackson

36

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Friedman LLP as the independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2014. Friedman LLP representatives are expected to attend the 2014 Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Friedman LLP is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the Rules of the PCAOB.

The Board is asking our stockholders to ratify the selection of Friedman LLP as our independent registered public accounting firm. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise our independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Friedman LLP for ratification by stockholders as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Accounting Fees

The following table summarizes the fees to Acorn for professional services rendered by Friedman LLP for the years ended December 31, 2012 and 2013.

	2012	2013
Audit Fees	$175,000	$210,000
Audit- Related Fees	39,000	18,000
Tax Fees	—	—
All Other Fees	5,000	50,000
Total	$219,000	$278,000

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, assistance with review of documents filed with the SEC, consents, and other assistance required to be performed by our independent accountants.

Audit-Related Fees were for travel costs associated with our audit.

All Other Fees in 2013 were for services related to our capital raise. All Other Fees in 2012 were for due diligence services related to our OmniMetrix acquisition.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s current policy is to pre-approve all audit and non-audit services that are to be performed and fees to be charged by our independent auditor to assure that the provision of these services does not impair the independence of the auditor.  The Audit Committee pre-approved all audit and non-audit services rendered by our principal accountant in 2013 and 2012.

37

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
RATIFICATION OF THE SELECTION OF FRIEDMAN LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR

ENDING DECEMBER 31, 2014.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to cast an advisory vote on the compensation of our Named Executive Officers disclosed in the Executive Compensation section of this Proxy Statement. While this vote is non-binding, the Company values the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board believes that the objectives of our executive compensation program are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition the Board believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation and pays for performance. The Board also believes that the Company’s executive compensation programs effectively align the interests of our executive officers with those of our stockholders by tying a significant portion of their compensation to the Company’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers. This advisory vote is not intended to be limited or specific to any particular element of compensation, but rather cover the overall compensation of our named executive officers and the compensation policies and practices described in this proxy statement.

We are asking our stockholders to vote FOR, in a non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K on pages 14 to 36 in the Proxy Statement for the 2014 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

38

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action at the Annual Meeting other than those listed in the accompanying Notice of Annual Meeting and described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors’ recommendations.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report covering the fiscal year ended December 31, 2013, including audited financial statements, is enclosed with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

SOLICITATION OF PROXIES

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to the use of the mails, proxies may be solicited by in person interview, Internet, telephone, e-mail or facsimile. The Company will, upon request and in accordance with applicable regulation, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors,

HEATHER K. MALLARD
Secretary

August 14, 2014

Wilmington, Delaware

39

ACORN ENERGY, INC.
3903 CENTERVILLE ROAD
WILMINGTON, DE 19807

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M77322-P55160

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ACORN ENERGY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John A. Moore
02) Christopher E. Clouser
03) Mannie L. Jackson
04) Robert E. McKee, III
05) Andrew H. Sassine
06) Samuel M. Zentman

The Board of Directors recommends you vote FOR the following proposals:

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M77323-P55160

ACORN ENERGY, INC.
Annual Meeting of Stockholders
September 23, 2014 1:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints John A. Moore and Christopher E. Clouser and each of them, with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of Acorn Energy, Inc. to be held at The Westin Wilmington, 818 Shipyard Drive, Wilmington, Delaware 19801, on Tuesday, September 23, 2014, at 1:00 PM, and any adjournments and postponements thereof, hereby revoking all proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side, and, in their discretion, upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned.

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. If no direction is indicated, the proxy will be voted for the election of all the directors indicated, and for approval of proposals 2 and 3.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

the digital energy company

ANNUAL REPORT 2013

Cautionary Note:

This Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to prospects, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to the recent downturn in the worldwide economy and its ongoing impact on our business and the business of our customers and suppliers. These and other risks and uncertainties, many of which are addressed in more detail in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause our actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors relevant to our business.

COMPANY DIRECTORY

COMPANIES
HEADQUARTERS

	DSIT Solutions Ltd.	OmniMetrix, LLC
3903 Centerville Road	2 Rechavam Ze’evi Street	4295 Hamilton Mill Road
Wilmington, DE 19807	Givat Shmuel 54017, Israel	Suite 100
302-656-1707	www.dsit.co.il	Buford, GA 30518
www.acornenergy.com		www.omnimetrix.net
Benny Sela
DIRECTORS & OFFICERS	President and CEO	Joe Musanti
CEO
John A. Moore
Director, President &CEO		Walter Czarnecki
jmoore@acornenergy.com	GridSense Inc.	President & COO
2568 Industrial Blvd, Suite 110
Christopher E. Clouser	West Sacramento, CA 95691	INVESTOR RELATIONS
Chairman of the Board	www.gridsense.com
For additional information regarding
George Morgenstern	Joe Musanti	Acorn Energy, Inc. please contact:
Founder and Chairman Emeritus	CEO	Rod O’Connor
Cameron Associates
Mannie L. Jackson	Brett Sargent	rod@cameronassoc.com
Director	President & COO

Robert E. McKee, III
Director		INDEPENDENT AUDITOR
Andy H. Sassine
Director		Friedman LLP
	US Seismic Systems®, Inc.	Certified Public Accountants
Samuel M. Zentman	9601 Variel Avenue	100 Eagle Rock Avenue, Suite 200
Director	Chatsworth, CA 91311	East Hanover, NJ 07936
	www.us-si.com	www.friedmanllp.com

Joe Musanti	Gary V. Morris
Chief Operating Officer	Chairman	LEGAL COUNSEL

Michael H. Barth	Mark A. Bashforth	Eilenberg & Krause LLP
Chief Financial Officer	President and CEO	11 East 44th Street, 19th Floor
New York, NY 10017
Heather K. Mallard	Joe Musanti	www.eeklaw.com
Vice President, General Counsel and Secretary	Vice Chair & CFO
REGISTRAR & TRANSFER AGENT

American Stock Transfer & Trust Co., LLC
6201 15th Avenue
Brooklyn, NY 11219
www.amstock.com

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on September 23, 2014.

ACORN ENERGY, INC.

ACORN ENERGY, INC.
3903 CENTERVILLE ROAD
WILMINGTON, DE 19807

Meeting Information

Meeting Type: Annual Meeting
For holders as of: July 28, 2014
Date: September 23, 2014 **Time:** 1:00 PM
Location: The Westin Wilmington
818 Shipyard Drive
Wilmington, Delaware 19801

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M77324-P55160

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before August 29, 2014 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M77325-P55160

Voting Items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

01) John A. Moore
02) Christopher E. Clouser
03) Mannie L. Jackson
04) Robert E. McKee, III
05) Andrew H. Sassine
06) Samuel M. Zentman

The Board of Directors recommends you vote FOR the following proposals:

M77326-P55160